BARCLAYS CAPITAL FUND SOLUTIONS – AMERICAS
of
BARCLAYS CAPITAL INC.

CODE OF ETHICS; CODE OF CONDUCT; PERSONAL TRADING

OVERVIEW

A “conflict of interest” exists any time Supervised Persons face a choice between their personal interest (financial or otherwise) and the interests of BCFS – Americas or its clients.  Conflicts of interest may call into question BCFS – Americas’ integrity.  It is therefore crucial that service to BCFS – Americas not be subordinated to personal gain and advantage and that all Supervised Persons are accountable for acting in BCFS – Americas’ and the clients’ best interest at all times.  Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship (including if a member of an individual’s immediate family or household works for a firm which is itself in direct competition with BCFS – Americas) should notify his or her immediate supervisor and the BCFS – Americas Compliance Officer.  Similarly, any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with the BCFS – Americas Compliance Officer.

There are potential conflicts of interest inherent in personal trading by certain Supervised Persons, given that such persons are providing investment advice to BCFS – Americas clients.  Supervised Persons must give client transactions priority over personal transactions, and ensure that any personal transactions do not adversely affect client interests.  Registered investment advisers are required to adopt policies designed to reinforce fiduciary principles that govern the conduct of the investment adviser and its Supervised Persons.  Pursuant to Rule 204A-1 under the Advisers Act, and Rule 17j-1 under the Investment Company Act, BCFS – Americas has adopted a Code of Ethics to which all Supervised Persons are subject that outlines BCFS – Americas’ fiduciary obligation to place client interests first and incorporates the BCI Personal Securities Transactions Policy and the Global Personal Account Dealing Policy.  The Code of Ethics applies to all BCFS – Americas Supervised Persons.  The Code of Ethics also includes BCFS – Americas’ Policy Statement on Insider Trading.  All Supervised Persons shall certify annually that they have received and reviewed the Code of Ethics and recognized that they are subject thereto, and that they have complied with the requirements of the Code of Ethics.

Barclays Capital has adopted a Code of Conduct (the “Barclays Capital Global Code of Conduct”), which provides a framework within which employees work both legally and ethically and sets forth policies such as insider trading, political contributions and outside business activities.  All BCFS – Americas’ Supervised Persons are subject to the Barclays Capital Global Code of Conduct.

CODE OF CONDUCT, CODE OF ETHICS

The BCFS – Americas Code of Ethics is attached hereto as Appendix D, and the Barclays Capital Global Code of Conduct is incorporated by reference herein and may be accessed on BCI’s intranet at http://intradocs.barcapint.com/Ldn/apps/Intranet/Support%20Sites/Compliance/Global%20Policies/Global%20Code%20of%20Conduct.pdf.

PERSONAL TRADING

SEC regulations require the imposition of personal trading policies on all “access persons” (defined in Section 1.1 of this Manual) – generally, advisory firm personnel who make trading decisions and/or have access to information relating to such trading decisions.  The personal trading policies for all BCFS – Americas access persons are set forth in the Code of Ethics, including the BCI Personal Securities Transactions Policy and the Global Personal Account Dealing Policy, which are incorporated into the Code of Ethics. BCFS – Americas Supervised Persons are also subject to the Watch & Restricted List Policy. BCFS – Americas’ personal trading policies are supervised by the BCFS – Americas Compliance Officer and are designed to ensure that no BCFS – Americas client is disadvantaged in any respect by the transactions executed by any Supervised Person and that Supervised Persons in no respect misappropriate any benefit properly belonging to any BCFS – Americas client.  The BCI Personal Securities Transactions Policy is incorporated by reference herein and may be accessed on BCI’s intranet at http://intra.barcapint.com/content/supportsites/complian/complian/personal/personal/#USRelatedForms.

The Barclays Global Personal Account Dealing Policy is incorporated by reference herein and may be accessed on BCI’s intranet at http://intradocs.barcapint.com/Ldn/apps/Intranet/Support%20Sites/Compliance/Global%20Policies/Global%20PA%20Dealing%20Policy.pdf.

The Watch and Restricted List Policy is incorporated by reference herein and may be accessed on BCI’s intranet at http://intra.barcapint.com/content/supportsites/complian/conflict0/restrict/.

CONFLICTS DISCLOSURE

Supervised Persons are subject to the Barclays Capital Global Conflict of Interest Policy, which requires Supervised Persons to identify, minimize and manage potential conflicts of interest.  The Barclays Capital Global Conflicts of Interest Policy is incorporated by reference herein and may be accessed on BCI’s intranet at http://intradocs.barcapint.com/Ldn/apps/Intranet/Support%20Sites/Compliance/Global%20Policies/Global%20Conflicts%20of%20Interest%20Policy_Final.pdf.

EXTERNAL BUSINESS ACTIVITIES

Supervised Persons are subject to the Barclays Global External & Ancillary Business Activities Policy, which requires prior approval from the BCI Compliance Department and the Supervised Person’s supervisor before any external and ancillary business activity is undertaken, including, without limitation, directorships, trusteeships, employment, consultancies, partnerships, external remunerations and financial activities, significant shareholdings and activities relevant to the interests of Barclays Capital even if unremunerated.  The Barclays Capital Global External & Ancillary Business Activities Policy is incorporated by reference herein and may be accessed on BCI’s intranet at http://intradocs.barcapint.com/Ldn/apps/Intranet/Support%20Sites/Compliance/Global%20Policies/Global%20External%20&%20Ancillary%20Business%20Activities%20Policy.pdf